Exhibit 99.1

Press Contact:	Investor Relations Contact:
Robyn Blum	Sami Badri
Cisco	Cisco
1 (408) 930-8548	1 (469) 420-4834
rojenkin@cisco.com	sambadri@cisco.com

CISCO REPORTS FIRST QUARTER EARNINGS

News Summary:

•	Strong top and bottom-line growth, exceeding our guidance and delivering continued operating leverage

•

Revenue of $14.9 billion, up 8% year over year; GAAP EPS of $0.72, up 6% year over year; and Non-GAAP EPS of $1.00, up 10% year over year, above the high end of our guidance ranges and demonstrating solid operating leverage

•	GAAP gross margin of 65.5% and Non-GAAP gross margin of 68.1%; GAAP operating margin of 22.6% and Non-GAAP operating margin of 34.4%, both above the high end of our guidance ranges

•	Growth in product orders across all geographies and customer markets, demonstrating strong demand for Cisco’s technologies

•	Product orders up 13% year over year, with double-digit growth in Networking product orders for the fifth consecutive quarter

•	AI Infrastructure orders taken from hyperscaler customers totaled $1.3 billion, reflecting a significant acceleration in growth

•	Major multi-year, multi-billion-dollar campus networking refresh cycle underway

•	All technologies within campus networking (switching, routing, wireless and IoT) saw accelerated order growth in Q1

•	All next-generation solutions including smart switches, secure routers and WiFi 7 products are ramping faster than prior product launches

•	Q1 FY 2026 Results:

•	Revenue: $14.9 billion

•	Increase of 8% year over year

•	Earnings per Share: GAAP: $0.72; Non-GAAP: $1.00

•	GAAP EPS increased 6% year over year

•	Non-GAAP EPS increased 10% year over year

•	Q2 FY 2026 Guidance (1):

•	Revenue: $15.0 billion to $15.2 billion

•	Earnings per Share: GAAP: $0.69 to $0.74; Non-GAAP: $1.01 to $1.03

•	FY 2026 Guidance (1):

•	Revenue: $60.2 billion to $61.0 billion

•	Earnings per Share: GAAP: $2.87 to $2.98; Non-GAAP: $4.08 to $4.14

(1) Margin and EPS guidance includes the estimated impact of tariffs based on current trade policy.

SAN JOSE, Calif. — November 12, 2025 — Cisco today reported first quarter results for the period ended October 25, 2025. Cisco reported first quarter revenue of $14.9 billion, net income on a generally accepted accounting principles (GAAP) basis of $2.9 billion or $0.72 per share, and non-GAAP net income of $4.0 billion or $1.00 per share.

“We had a solid start to fiscal 2026, and Cisco is on track to deliver our strongest year yet,” said Chuck Robbins, chair and CEO of Cisco. “The widespread demand for our technologies highlights the critical role of secure networking and the value of our portfolio as customers move quickly to unlock the potential of AI.”

“We delivered a strong quarter, with top and bottom-line performance exceeding our guidance, as well as solid margins and operating cash flow,” said Mark Patterson, CFO of Cisco. “Our relevance in AI continues to build and we have a multi-year, multi-billion-dollar campus refresh opportunity starting to ramp, with strong demand for our refreshed networking products. Looking ahead, you can expect a continued focus on profitable growth, capital returns, and strategic investments to capture the significant opportunities ahead.”

GAAP Results

	Q1 FY 2026	Q1 FY 2025	Vs. Q1 FY 2025
Revenue	$14.9 billion	$13.8 billion	8%
Net Income	$2.9 billion	$2.7 billion	5%
Diluted Earnings per Share (EPS)	$0.72	$0.68	6%

Non-GAAP Results

	Q1 FY 2026	Q1 FY 2025	Vs. Q1 FY 2025
Net Income	$4.0 billion	$3.7 billion	9%
EPS	$1.00	$0.91	10%

Reconciliations between net income, EPS, and other measures on a GAAP and non-GAAP basis are provided in the tables located in the section entitled “Reconciliations of GAAP to non-GAAP Measures.”

Cisco Declares Quarterly Dividend

Cisco has declared a quarterly dividend of $0.41 per common share to be paid on January 21, 2026, to all stockholders of record as of the close of business on January 2, 2026. Future dividends will be subject to Board approval.

Financial Summary

All comparative percentages are on a year-over-year basis unless otherwise noted.

Q1 FY 2026 Highlights

Revenue — Total revenue was $14.9 billion, up 8%, with product revenue up 10% and services revenue up 2%.

Revenue by geographic segment was: Americas up 9%, EMEA up 5%, and APJC up 5%. Product revenue performance reflected growth in Networking up 15% and Observability up 6%. Security was down 2% and Collaboration was down 3%.

Gross Margin — On a GAAP basis, total gross margin, product gross margin, and services gross margin were 65.5%, 64.5%, and 68.4%, respectively, as compared with 65.9%, 65.1%, and 68.0%, respectively, in the first quarter of fiscal 2025.

On a non-GAAP basis, total gross margin, product gross margin, and services gross margin were 68.1%, 67.2%, and 70.7%, respectively, as compared with 69.3%, 68.9%, and 70.3%, respectively, in the first quarter of fiscal 2025.

Total gross margins by geographic segment were: 66.8% for the Americas, 71.9% for EMEA and 66.9% for APJC.

Operating Expenses — On a GAAP basis, operating expenses were $6.4 billion, down 6% year over year, and were 42.9% of revenue. Non-GAAP operating expenses were $5.0 billion, up 3%, and were 33.7% of revenue.

Operating Income — GAAP operating income was $3.4 billion, up 43%, with GAAP operating margin of 22.6%. Non-GAAP operating income was $5.1 billion, up 8%, with non-GAAP operating margin at 34.4%.

Provision for Income Taxes — The GAAP tax provision rate was 15.7%. The non-GAAP tax provision rate was 19.0%.

Net Income and EPS — On a GAAP basis, net income was $2.9 billion, an increase of 5%, and EPS was $0.72, an increase of 6%. On a non-GAAP basis, net income was $4.0 billion, an increase of 9%, and EPS was $1.00, an increase of 10%.

Cash Flow from Operating Activities — $3.2 billion for the first quarter of fiscal 2026, a decrease of 12%, compared with $3.7 billion for the first quarter of fiscal 2025.

Balance Sheet and Other Financial Highlights

Cash and Cash Equivalents and Investments — $15.7 billion at the end of the first quarter of fiscal 2026, compared with $16.1 billion at the end of fiscal 2025.

Remaining Performance Obligations (RPO) — $42.9 billion, up 7% in total. Product RPO was up 10%, of which long-term RPO was $11.8 billion, up 13%. Services RPO was up 4%.

Deferred Revenue — $28.0 billion, up 2% in total, with deferred product revenue up 2% and deferred services revenue up 1%.

Capital Allocation — In the first quarter of fiscal 2026, we returned $3.6 billion to stockholders through share buybacks and dividends. We declared and paid a cash dividend of $0.41 per common share, or $1.6 billion, and repurchased approximately 29 million shares of common stock under our stock repurchase program at an average price of $68.28 per share for an aggregate purchase price of $2.0 billion. The remaining authorized amount for stock repurchases under the program is $12.2 billion with no termination date.

Acquisitions

In the first quarter of fiscal 2026, we closed the acquisition of Aura Asset Intelligence, an asset and risk intelligence (ARI) solution created by Discovered Intelligence, a privately held company based in Toronto, Canada.

Guidance

Cisco estimates the following results for the second quarter of fiscal 2026:

Q2 FY 2026
Revenue	$15.0 billion - $15.2 billion
Non-GAAP gross margin	67.5% - 68.5%
Non-GAAP operating margin	33.5% - 34.5%
Non-GAAP EPS	$1.01 - $1.03

Margin and EPS guidance includes the estimated impact of tariffs based on current trade policy.

Cisco estimates that GAAP EPS will be $0.69 to $0.74 for the second quarter of fiscal 2026.

Cisco estimates the following results for fiscal 2026:

FY 2026
Revenue	$60.2 billion - $61.0 billion
Non-GAAP EPS	$4.08 - $4.14

Margin and EPS guidance includes the estimated impact of tariffs based on current trade policy.

Cisco estimates that GAAP EPS will be $2.87 to $2.98 for fiscal 2026.

Our Q2 FY 2026 guidance assumes an effective tax provision rate of approximately 16% for GAAP and approximately 19% for non-GAAP results. Our FY 2026 guidance assumes an effective tax provision rate of approximately 17% for GAAP and approximately 19% for non-GAAP results.

A reconciliation between the guidance on a GAAP and non-GAAP basis is provided in the tables entitled “GAAP to non-GAAP Guidance” located in the section entitled “Reconciliations of GAAP to non-GAAP Measures.”

Editor’s Notes:

•

Q1 fiscal year 2026 conference call to discuss Cisco’s results along with its guidance will be held on Wednesday, November 12, 2025 at 1:30 p.m. Pacific Time. Conference call number is 1-888-848-6507 (United States) or 1-212-519-0847 (international).

•

Conference call replay will be available from 4:00 p.m. Pacific Time, November 12, 2025 to 10:00 p.m. Pacific Time, November 18, 2025 at 1-800-839-2232 (United States) or 1-203-369-3662 (international). The replay will also be available via webcast on the Cisco Investor Relations website at https://investor.cisco.com.

•

Additional information regarding Cisco’s financials, as well as a webcast of the conference call with visuals designed to guide participants through the call, will be available at 1:30 p.m. Pacific Time, November 12, 2025. Text of the conference call’s prepared remarks will be available within 24 hours of completion of the call. The webcast will include both the prepared remarks and the question-and-answer session. This information, along with the GAAP to non-GAAP reconciliation information, will be available on the Cisco Investor Relations website at https://investor.cisco.com.

CISCO SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per-share amounts)

(Unaudited)

	Three Months Ended
	October 25, 2025	October 26, 2024
REVENUE:
Product	$11,077	$10,114
Services	3,806	3,727

Total revenue	14,883	13,841

COST OF SALES:
Product	3,934	3,526
Services	1,204	1,194

Total cost of sales	5,138	4,720

GROSS MARGIN	9,745	9,121
OPERATING EXPENSES:
Research and development	2,400	2,286
Sales and marketing	2,871	2,752
General and administrative	733	795
Amortization of purchased intangible assets	231	265
Restructuring and other charges	147	665

Total operating expenses	6,382	6,763

OPERATING INCOME	3,363	2,358
Interest income	222	286
Interest expense	(350)	(418)
Other income (loss), net	156	41

Interest and other income (loss), net	28	(91)

INCOME BEFORE PROVISION FOR INCOME TAXES	3,391	2,267
Provision for (benefit from) income taxes	531	(444)

NET INCOME	$2,860	$2,711

Net income per share:
Basic	$0.72	$0.68

Diluted	$0.72	$0.68

Shares used in per-share calculation:
Basic	3,956	3,990

Diluted	3,993	4,013

CISCO SYSTEMS, INC.

REVENUE BY SEGMENT

(In millions, except percentages)

	Three Months Ended
	October 25, 2025
	Amount	Y/Y%
Revenue:
Americas	$8,989	9%
EMEA	3,784	5%
APJC	2,111	5%

Total	$14,883	8%

Amounts may not sum and percentages may not recalculate due to rounding.

CISCO SYSTEMS, INC.

GROSS MARGIN PERCENTAGE BY SEGMENT

(In percentages)

Three Months Ended
October 25, 2025
Gross Margin Percentage:
Americas	66.8%
EMEA	71.9%
APJC	66.9%

CISCO SYSTEMS, INC.

REVENUE FOR GROUPS OF SIMILAR PRODUCTS AND SERVICES

(In millions, except percentages)

	Three Months Ended
	October 25, 2025
	Amount	Y/Y%
Revenue:
Networking	$7,768	15%
Security	1,980	(2)%
Collaboration	1,055	(3)%
Observability	274	6%

Total Product	11,077	10%
Services	3,806	2%

Total	$14,883	8%

Amounts may not sum and percentages may not recalculate due to rounding.

CISCO SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

(Unaudited)

	October 25, 2025	July 26, 2025
ASSETS
Current assets:
Cash and cash equivalents	$8,400	$8,346
Investments	7,336	7,764
Accounts receivable, net of allowance of $62 at October 25, 2025 and $69 at July 26, 2025	4,827	6,701
Inventories	3,395	3,164
Financing receivables, net	3,085	3,061
Other current assets	5,833	5,950

Total current assets	32,876	34,986
Property and equipment, net	2,248	2,113
Financing receivables, net	3,719	3,466
Goodwill	59,119	59,136
Purchased intangible assets, net	8,713	9,175
Deferred tax assets	7,314	7,356
Other assets	7,113	6,059

TOTAL ASSETS	$121,102	$122,291

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$6,725	$5,232
Accounts payable	2,418	2,528
Income taxes payable	2,471	1,857
Accrued compensation	3,064	3,611
Deferred revenue	15,801	16,416
Other current liabilities	4,972	5,420

Total current liabilities	35,451	35,064
Long-term debt	21,364	22,861
Income taxes payable	2,172	2,165
Deferred revenue	12,168	12,363
Other long-term liabilities	3,074	2,995

Total liabilities	74,229	75,448
Total equity	46,873	46,843

TOTAL LIABILITIES AND EQUITY	$121,102	$122,291

CISCO SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Three Months Ended
	October 25, 2025	October 26, 2024
Cash flows from operating activities:
Net income	$2,860	$2,711
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and other	606	789
Share-based compensation expense	1,055	827
Provision for (benefit from) receivables	(3)	(1)
Deferred income taxes	25	(281)
(Gains) losses on divestitures, investments and other, net	(178)	(60)
Change in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable	1,857	2,227
Inventories	(234)	229
Financing receivables	(312)	173
Other assets	(592)	(190)
Accounts payable	(108)	(269)
Income taxes, net	(128)	(806)
Accrued compensation	(539)	(754)
Deferred revenue	(723)	(971)
Other liabilities	(374)	37

Net cash provided by operating activities	3,212	3,661

Cash flows from investing activities:
Purchases of investments	(1,984)	(1,775)
Proceeds from sales of investments	1,269	1,490
Proceeds from maturities of investments	1,222	1,164
Acquisitions, net of cash and cash equivalents acquired and divestitures	(7)	(217)
Purchases of investments in privately held companies	(18)	(42)
Return of investments in privately held companies	19	77
Acquisition of property and equipment	(323)	(217)
Other	(22)	(1)

Net cash provided by investing activities	156	479

Cash flows from financing activities:
Repurchases of common stock - repurchase program	(1,992)	(2,003)
Shares repurchased for tax withholdings on vesting of restricted stock units	(284)	(165)
Short-term borrowings, original maturities of 90 days or less, net	1,260	68
Issuances of debt	1,559	5,732
Repayments of debt	(2,788)	(4,821)
Dividends paid	(1,617)	(1,592)
Other	(1)	(3)

Net cash used in financing activities	(3,863)	(2,784)

Effect of foreign currency exchange rate changes on cash, cash equivalents, restricted cash and restricted cash equivalents	(14)	10

Net increase (decrease) in cash, cash equivalents, restricted cash and restricted cash equivalents	(509)	1,366
Cash, cash equivalents, restricted cash and restricted cash equivalents, beginning of period	8,910	8,842

Cash, cash equivalents, restricted cash and restricted cash equivalents, end of period	$8,401	$10,208

Supplemental cash flow information:
Cash paid for interest	$616	$545
Cash paid for income taxes, net	$634	$643

CISCO SYSTEMS, INC.

REMAINING PERFORMANCE OBLIGATIONS

(In millions, except percentages)

	October 25, 2025		July 26, 2025		October 26, 2024
	Amount	Y/Y%	Amount	Y/Y%	Amount	Y/Y%
Product (1)	$21,904	10%	$21,572	8%	$19,882	24%
Services	20,969	4%	21,961	5%	20,108	7%

Total	$42,873	7%	$43,533	6%	$39,990	15%

(1) As of the end of the first quarter of fiscal 2026, long-term product RPO was $11.8B, up 13% year over year.

CISCO SYSTEMS, INC.

DEFERRED REVENUE

(In millions)

	October 25, 2025	July 26, 2025	October 26, 2024
Deferred revenue:
Product	$13,252	$13,490	$12,941
Services	14,717	15,289	14,561

Total	$27,969	$28,779	$27,502

Reported as:
Current	$15,801	$16,416	$15,615
Noncurrent	12,168	12,363	11,887

Total	$27,969	$28,779	$27,502

CISCO SYSTEMS, INC.

DIVIDENDS PAID AND REPURCHASES OF COMMON STOCK

(In millions, except per-share amounts)

	DIVIDENDS		STOCK REPURCHASE PROGRAM			TOTAL
Quarter Ended	Per Share	Amount	Shares	Weighted- Average Price per Share	Amount	Amount
Fiscal 2026
October 25, 2025	$0.41	$1,617	29	$68.28	$2,001	$3,618
Fiscal 2025
July 26, 2025	$0.41	$1,625	19	$64.65	$1,252	$2,877
April 26, 2025	$0.41	$1,627	25	$59.78	$1,504	$3,131
January 25, 2025	$0.40	$1,593	21	$58.58	$1,236	$2,829
October 26, 2024	$0.40	$1,592	40	$49.56	$2,003	$3,595

CISCO SYSTEMS, INC.

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

GAAP TO NON-GAAP NET INCOME

(In millions)

	Three Months Ended
	October 25, 2025	October 26, 2024
GAAP net income	$2,860	$2,711
Adjustments to cost of sales:
Share-based compensation expense	150	131
Amortization of acquisition-related intangible assets	233	319
Acquisition/divestiture-related costs	8	19

Total adjustments to GAAP cost of sales	391	469

Adjustments to operating expenses:
Share-based compensation expense	884	679
Amortization of acquisition-related intangible assets	231	265
Acquisition/divestiture-related costs	103	285
Significant asset impairments and restructurings	147	665

Total adjustments to GAAP operating expenses	1,365	1,894

Adjustments to interest and other income (loss), net:
(Gains) and losses on investments	(195)	(98)

Total adjustments to GAAP interest and other income (loss), net	(195)	(98)

Total adjustments to GAAP income before provision for income taxes	1,561	2,265

Income tax effect of non-GAAP adjustments	(337)	(476)
Significant tax matters	(73)	(829)

Total adjustments to GAAP provision for income taxes	(410)	(1,305)

Non-GAAP net income	$4,011	$3,671

CISCO SYSTEMS, INC.

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

GAAP TO NON-GAAP EPS

	Three Months Ended
	October 25, 2025	October 26, 2024
GAAP EPS	$0.72	$0.68
Adjustments to GAAP:
Share-based compensation expense	0.26	0.20
Amortization of acquisition-related intangible assets	0.12	0.15
Acquisition/divestiture-related costs	0.03	0.08
Significant asset impairments and restructurings	0.04	0.17
(Gains) and losses on investments	(0.05)	(0.02)
Income tax effect of non-GAAP adjustments	(0.08)	(0.12)
Significant tax matters	(0.02)	(0.21)

Non-GAAP EPS	$1.00	$0.91

Amounts may not sum due to rounding.

CISCO SYSTEMS, INC.

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

GROSS MARGINS, OPERATING EXPENSES, OPERATING MARGINS, INTEREST AND OTHER INCOME (LOSS), NET, AND

NET INCOME

(In millions, except percentages)

	Three Months Ended
	October 25, 2025
	Product Gross Margin	Services Gross Margin	Total Gross Margin	Operating Expenses	Y/Y	Operating Income	Y/Y	Interest and other income (loss), net	Net Income	Y/Y
GAAP amount	$7,143	$2,602	$9,745	$6,382	(6)%	$3,363	43%	$28	$2,860	5%
% of revenue	64.5%	68.4%	65.5%	42.9%		22.6%		0.2%	19.2%
Adjustments to GAAP amounts:
Share-based compensation expense	68	82	150	884		1,034		—	1,034
Amortization of acquisition-related intangible assets	233	—	233	231		464		—	464
Acquisition/divestiture-related costs	2	6	8	103		111		—	111
Significant asset impairments and restructurings	—	—	—	147		147		—	147
(Gains) and losses on investments	—	—	—	—		—		(195)	(195)
Income tax effect/significant tax matters	—	—	—	—		—		—	(410)

Non-GAAP amount	$7,446	$2,690	$10,136	$5,017	3%	$5,119	8%	$(167)	$4,011	9%

% of revenue	67.2%	70.7%	68.1%	33.7%		34.4%		(1.1)%	27.0%

	Three Months Ended
	October 26, 2024
	Product Gross Margin	Services Gross Margin	Total Gross Margin	Operating Expenses	Operating Income	Interest and other income (loss), net	Net Income
GAAP amount	$6,588	$2,533	$9,121	$6,763	$2,358	$(91)	$2,711
% of revenue	65.1%	68.0%	65.9%	48.9%	17.0%	(0.7)%	19.6%
Adjustments to GAAP amounts:
Share-based compensation expense	57	74	131	679	810	—	810
Amortization of acquisition-related intangible assets	319	—	319	265	584	—	584
Acquisition/divestiture-related costs	5	14	19	285	304	—	304
Significant asset impairments and restructurings	—	—	—	665	665	—	665
(Gains) and losses on investments	—	—	—	—	—	(98)	(98)
Income tax effect/significant tax matters	—	—	—	—	—	—	(1,305)

Non-GAAP amount	$6,969	$2,621	$9,590	$4,869	$4,721	$(189)	$3,671

% of revenue	68.9%	70.3%	69.3%	35.2%	34.1%	(1.4)%	26.5%

Amounts may not sum and percentages may not recalculate due to rounding.

CISCO SYSTEMS, INC.

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

EFFECTIVE TAX RATE

(In percentages)

	Three Months Ended
	October 25, 2025	October 26, 2024
GAAP effective tax rate	15.7%	(19.6)%
Total adjustments to GAAP provision for income taxes	3.3%	38.6%

Non-GAAP effective tax rate	19.0%	19.0%

GAAP TO NON-GAAP GUIDANCE

Q2 FY 2026	Gross Margin Rate	Operating Margin Rate	Earnings per Share (1)
GAAP	65% - 66%	22.5% - 23.5%	$0.69 - $0.74
Estimated adjustments for:
Share-based compensation expense	1.0%	7.0%	$0.18 - $0.19
Amortization of acquisition-related intangible assets and acquisition/divestiture-related costs	1.5%	3.5%	$0.11 - $0.12
Significant asset impairments and restructurings	—	0.5%	$0.00 - $0.01

Non-GAAP	67.5% - 68.5%	33.5% - 34.5%	$1.01 - $1.03

FY 2026	Earnings per Share (1)
GAAP	$2.87 - $2.98
Estimated adjustments for:
Share-based compensation expense	$0.75 - $0.77
Amortization of acquisition-related intangible assets and acquisition/divestiture-related costs	$0.43 - $0.45
Significant asset impairments and restructurings	$0.03 - $0.04
(Gains) and losses on investments	($0.03)
Significant tax matters	($0.02)

Non-GAAP	$4.08 - $4.14

(1)	Estimated adjustments to GAAP earnings per share are shown after income tax effects.

Margin and EPS guidance includes the estimated impact of tariffs based on current trade policy.

Except as noted above, this guidance does not include the effects of any future acquisitions/divestitures, significant asset impairments and restructurings, significant litigation settlements and other contingencies, gains and losses on investments, significant tax matters, or other items, which may or may not be significant.

Forward Looking Statements, Non-GAAP Information and Additional Information

This release may be deemed to contain forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, statements regarding future events (such as the widespread demand for our technologies highlighting the critical role of secure networking and the value of our portfolio as customers move quickly to unlock the potential of AI, our campus refresh opportunity, and our continued focus on profitable growth, capital returns, and strategic investments to capture the significant opportunities ahead) and the future financial performance of Cisco (including the guidance for Q2 FY 2026 and full year FY 2026) that involve risks and uncertainties, such as the actual impact of tariffs on our guidance for Q2 FY2026 and full year FY2026. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results due to a variety of factors, including: business and economic conditions and growth trends in the networking industry, our customer markets and various geographic regions; global economic conditions and uncertainties in the geopolitical environment; our development and use of artificial intelligence; overall information technology spending; the growth and evolution of the Internet and levels of capital spending on Internet-based systems; variations in customer demand for products and services, including sales to the service provider market, cloud, enterprise and other customer markets; the return on our investments in certain key priority areas, and in certain geographical locations, as well as maintaining leadership in Networking and services; the timing of orders and manufacturing and customer lead times; supply constraints; changes in customer order patterns or customer mix; insufficient, excess or obsolete inventory; variability of component costs; variations in sales channels, product costs or mix of products sold; our ability to successfully acquire businesses and technologies and to successfully integrate and operate these acquired businesses and technologies; our ability to achieve expected benefits of our partnerships; increased competition in our product and services markets, including the data center market; dependence on the introduction and market acceptance of new product offerings and standards; rapid technological and market change; manufacturing and sourcing risks; product defects and returns; litigation involving patents, other intellectual property, antitrust, stockholder and other matters, and governmental investigations; our ability to achieve the benefits of restructurings and possible changes in the size and timing of related charges; cyber attacks, data breaches or other incidents; vulnerabilities and critical security defects; our ability to protect personal data; evolving regulatory uncertainty; terrorism; natural catastrophic events (including as a result of global climate change); any pandemic or epidemic; our ability to achieve the benefits anticipated from our investments in sales, engineering, service, marketing and manufacturing activities; our ability to recruit and retain key personnel; our ability to manage financial risk, and to manage expenses during economic downturns; risks related to the global nature of our operations, including our operations in emerging markets; currency fluctuations and other international factors; changes in provision for income taxes, including changes in tax laws and regulations or adverse outcomes resulting from examinations of our income tax returns; potential volatility in operating results; and other factors listed in Cisco’s most recent report on Form 10-K filed on September 3, 2025. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in Cisco’s most recent report on Form 10-K as it may be amended from time to time. Cisco’s results of operations for the three months ended October 25, 2025 are not necessarily indicative of Cisco’s operating results for any future periods. Any projections in this release are based on limited information currently available to Cisco, which is subject to change. Although any such projections and the factors influencing them will likely change, Cisco will not necessarily update the information, since Cisco will only provide guidance at certain points during the year. Such information speaks only as of the date of this release.

This release includes non-GAAP net income, non-GAAP gross margins, non-GAAP operating expenses, non-GAAP operating income and margin, non-GAAP effective tax rates, non-GAAP interest and other income (loss), net, and non-GAAP net income per share data for the periods presented. It also includes future estimated ranges for gross margin, operating margin, tax provision rate and EPS on a non-GAAP basis.

These non-GAAP measures are not in accordance with, or an alternative for, measures prepared in accordance with generally accepted accounting principles (GAAP) and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Cisco believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Cisco’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Cisco’s results of operations in conjunction with the corresponding GAAP measures.

Cisco believes that the presentation of non-GAAP measures when shown in conjunction with the corresponding GAAP measures, provides useful information to investors and management regarding financial and business trends relating to its financial condition and its historical and projected results of operations.

For its internal budgeting process, Cisco’s management uses financial statements that do not include, when applicable, share-based compensation expense, amortization of acquisition-related intangible assets, acquisition/divestiture-related costs, significant asset impairments and restructurings, significant litigation settlements and other contingencies, gains and losses on investments, the income tax effects of the foregoing and significant tax matters. Cisco’s management also uses the foregoing non-GAAP measures, in addition to the corresponding GAAP measures, in reviewing the financial results of Cisco. In prior periods, Cisco has excluded other items that it no longer excludes for purposes of its non-GAAP financial measures. From time to time in the future there may be other items that Cisco may exclude for purposes of its internal budgeting process and in reviewing its financial results. For additional information on the items excluded by Cisco from one or more of its non-GAAP financial measures, refer to the Form 8-K regarding this release furnished today to the Securities and Exchange Commission.

About Cisco

Cisco (NASDAQ: CSCO) is the worldwide technology leader that is revolutionizing the way organizations connect and protect in the AI era. For more than 40 years, Cisco has securely connected the world. With its industry leading AI-powered solutions and services, Cisco enables its customers, partners and communities to unlock innovation, enhance productivity and strengthen digital resilience. With purpose at its core, Cisco remains committed to creating a more connected and inclusive future for all. Discover more on The Newsroom and follow us on X at @Cisco.

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